Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces

Third Quarter 2023 Financial Results

Approves a New $20 Million Share Repurchase

COSTA MESA, CA – November 2, 2023 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 13-week period ended September 27, 2023.

Highlights for the third quarter ended September 27, 2023 compared to the third quarter ended September 28, 2022 were as follows:

●	Total revenue was $120.4 million compared to $119.9 million.
●	System-wide comparable restaurant sales(1) increased 0.8%.
●	Income from operations was $13.7 million compared to $6.9 million.
●	Restaurant contribution(1) was $14.8 million, or 14.4% of company-operated restaurant revenue, compared to $12.8 million, or 12.4% of company-operated restaurant revenue.
●	Gain on disposition of restaurants was $4.9 million in connection with the sale of 17 restaurants.
●	Net income was $9.2 million, or $0.28 per diluted share, compared to net income of $5.0 million, or $0.14 per diluted share.
●	Adjusted net income(1) was $6.4 million, or $0.19 per diluted share, compared to $5.0 million, or $0.14 per diluted share.
●	Adjusted EBITDA(1) was $15.0 million, compared to $11.6 million.

(1)	System-wide comparable restaurant sales, restaurant contribution, adjusted net income and adjusted EBITDA are not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are defined below under “Key Financial Definitions.” A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Third Quarter 2023 Financial Results

Company-operated restaurant revenue in the third quarter of 2023 decreased to $102.7 million, compared to $103.2 million in the third quarter of 2022, mainly due to a $1.6 million decrease in revenue primarily from the four company-operated restaurants in the Orange County area sold by the Company to existing franchisees during the prior quarters and a $0.2 million decrease in revenue recognized for our loyalty points program. This company-operated restaurant revenue decrease was partially offset by $1.0 million of additional sales from restaurants opened during or after the third quarter of 2022. In addition, the decrease in company-operated restaurant sales was offset by an increase in company-operated comparable restaurant revenue of $0.3 million, or 0.3%. The company-operated comparable restaurant sales increase consisted of a 1.3% increase in average check size due to increases in menu prices, partially offset by an approximately 0.9% decrease in transactions.

Franchise revenue in the third quarter of 2023 increased 7.5% to $10.3 million. This increase was primarily due to a franchise comparable restaurant sales increase of 1.1%, seven franchise-operated restaurant openings and four company-operated restaurants sold by the Company to existing franchisees in each case, during the prior quarters.

Income from operations in the third quarter of 2023 was $13.7 million, compared to $6.9 million in the third quarter of 2022. Restaurant contribution was $14.8 million, or 14.4% of company-operated restaurant revenue, compared to $12.8 million, or 12.4% of company-operated restaurant revenue in the third quarter of 2022. The increase in restaurant contribution as a percentage of company-operated restaurant revenue was largely due to higher menu prices combined with better efficiencies and operating controls.

General and administrative expenses in the third quarter of 2023 was $9.1 million, compared to $9.9 million in the third quarter of 2022. The decrease for the quarter was primarily due to a $0.9 million decrease in labor related costs, primarily related to a decrease in estimated management bonus expense and a $0.1 million decrease in stock compensation expense partially offset by a $0.3 million increase in other legal related costs pertaining to an adoption of a Shareholder Rights Agreement.

At the end of the third quarter, the Company completed the sale of 17 restaurants within California, Utah and Texas to existing franchisees that resulted in cash proceeds of $7.5 million and a net gain on sale of restaurant of $4.9 million. Since the date of their sale, these restaurants are now included in the total number of franchised El Pollo Loco restaurants.

Net income for the third quarter of 2023 was $9.2 million, or $0.28 per diluted share, compared to net income of $5.0 million, or $0.14 per diluted share, in the third quarter of 2022. Adjusted net income was $6.4 million, or $0.19 per diluted share, during the third quarter of 2023, compared to $5.0 million, or $0.14 per diluted share, during the third quarter of 2022.

On August 7, 2023, the Company entered into a Stock Repurchase Agreement with FS Equity Partners V, L.P. and FS Affiliates V, L.P. (together, the “Sellers”), pursuant to which the Company agreed to purchase an aggregate of 2,500,000 shares of the Company’s common stock from the Sellers at a price equal to the market closing of $10.63 per share for a total purchase price of $26.6 million. The repurchase was completed on August 8, 2023. Additionally, during the third quarter, the Company repurchased 206,214 shares of common stock under the 2022 Stock Repurchase Plan, using open market purchases, for total consideration of approximately $1.9 million. As of September 27, 2023, the 2022 Stock Repurchase Plan was completed.

As of September 27, 2023, after net borrowings of $20.0 million on its five-year senior-secured revolving credit facility during the third quarter, the Company’s outstanding debt balance was $80.0 million with $13.8 million in cash and cash equivalents.

Subsequent Events

Subsequent to the quarter-end, the Company paid down $9.0 million on its 2022 Revolver and outstanding borrowings as of November 2, 2023 were $71.0 million.

Further, on October 31, 2023, the Company’s Board of Directors approved a share repurchase program under which the Company is authorized to repurchase up to $20.0 million of shares of the Company’s common stock. The repurchase program will terminate on March 31, 2025, may be modified, suspended or discontinued at any time, and does not obligate the Company to acquire any particular number of shares.

2023 Outlook

The Company is providing the following expectations for the remainder of 2023:

●	The opening of two new company-owned restaurants and three to four new franchised restaurants.
●	Capital spend of $22.0 - $24.0 million.
●	G&A expense between $41.0 and $43.0 million.
●	Adjusted income tax rate of 26.5 – 27.5%.

Definitions of Non-GAAP and other Key Financial Measures

System-wide sales are neither required by, nor presented in accordance with, GAAP. System-wide sales are the sum of company-operated restaurant revenue and sales from franchised restaurants. The Company’s total revenue in the condensed consolidated statements of income is limited to company-operated restaurant revenue and franchise revenue from the Company’s franchisees. Accordingly, system-wide sales should not be considered in isolation or as a substitute for our results as reported under GAAP. Management believes that system-wide sales are an important figure for investors because they are widely used in the restaurant industry, including by our management, to evaluate brand scale and market penetration.

Company-operated restaurant revenue consists of sales of food and beverages in company-operated restaurants net of promotional allowances, employee meals, and other discounts. Company-operated restaurant revenue in any period is directly influenced by the number of operating weeks in such period, the number of open restaurants, and comparable restaurant sales. Seasonal factors and the timing of holidays cause our revenue to fluctuate from quarter to quarter. Our revenue per restaurant is typically lower in the first and fourth quarters due to reduced January and December traffic and higher in the second and third quarters. As a result of seasonality, our quarterly and annual results of operations and key performance indicators such as company-operated restaurant revenue and comparable restaurant sales may fluctuate.

Comparable restaurant sales reflect the change in year-over-year sales for the comparable company-operated, franchised and system-wide restaurants. A restaurant enters our comparable restaurant base the first full week after it has operated for 15 months, and comparable restaurant sales excludes restaurants that were closed during the applicable period. At September 27, 2023, there were 181 restaurants in our comparable company-operated restaurant base and 470 restaurants in our comparable system restaurant base. Because other companies may calculate this measure differently than we do, comparable restaurant sales as presented herein may not be comparable to similarly titled measures reported by other companies. Management believes that comparable restaurant sales is a valuable metric for investors to evaluate the performance of our store base, excluding the impact of new stores and closed stores. Comparable restaurant sales growth can be generated by an increase in the number of meals sold and/or by increases in the average check amount, resulting from a shift in menu mix and/or higher prices resulting from new products or price increases.

Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which includes food and paper costs, labor and related expenses, and occupancy and other operating expenses, where applicable. Restaurant contribution therefore excludes franchise revenue, franchise advertising fee revenue and franchise expenses as well as certain other costs, such as general and administrative expenses, franchise expenses, depreciation and amortization, asset impairment and closed-store reserves, loss on disposal of assets and other costs that are considered corporate-level expenses and are not considered normal operating costs of our restaurants. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of stockholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of our restaurants, and our calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation, or superior to, or as substitutes for the analysis of our results as reported under GAAP. Management uses restaurant contribution and restaurant contribution margin as a supplemental measure of restaurant performance. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors, because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. Management further believes restaurant level operating margin is useful to investors to highlight trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures.

EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of normal operating expenses or our ongoing operating performance, as identified in the reconciliation table included under “Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA” in the accompanying financial tables at the end of this release. EBITDA and adjusted EBITDA as presented in this release are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. EBITDA and adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income, or any other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as a measure of our liquidity. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future we will incur expenses or charges such as those added back to calculate EBITDA and adjusted EBITDA. Our presentation of EBITDA and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are (i) they do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, (ii) they do not reflect changes in, or cash requirements for, our working capital needs, (iii) they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt, (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements, (v) they do not adjust for all non-cash income or expense items that are reflected in our statements of cash flows, (vi) they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our on-going operations, and (vii) other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from such non-GAAP financial measures. We further compensate for the limitations in our use of non-GAAP financial measures by presenting comparable GAAP measures more prominently.

We believe that EBITDA and adjusted EBITDA facilitate operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or NOLs) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and adjusted EBITDA because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use EBITDA and adjusted EBITDA internally for a number of benchmarks, including to compare our performance to that of our competitors.

Adjusted net income is neither required by, nor presented in accordance with, GAAP. Adjusted net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets or assets held for sale and asset impairment and closed store costs reserves, (ii) amortization expense and other estimate adjustments (whether expense or income) incurred on the Tax Receivable Agreement (“TRA”) completed at the time of our IPO, (iii) legal costs associated with securities class action litigation, (iv) extraordinary legal settlement costs, (v) insurance proceeds received related to securities class action legal expenses and (vi) provision for income taxes at a normalized tax rate of 26.9% for both the thirteen and thirty-nine weeks ended September 27, 2023 and 26.5% for both the thirteen and thirty-nine weeks ended September 28, 2022, which reflects our estimated long-term effective tax rate, including both federal and state income taxes (excluding the impact of the income tax receivable agreement and valuation allowance) and applied after giving effect to the foregoing adjustments. Because other companies may calculate these measures differently than we do, adjusted net income as presented herein may not be comparable to similarly titled measures reported by other companies. Management believes adjusted net income is an important supplement to GAAP measures that enhances the overall understanding of our operating performance and long-term profitability, and enables investors to more effectively compare the Company’s performance to prior and future periods.

Conference Call

The Company will host a conference call to discuss financial results for the third quarter of 2023 today at 4:30 PM Eastern Time. William Floyd, Chairman of the board, Maria Hollandsworth, Interim President and Chief Executive Officer and Ira Fils, Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13735813. The replay will be available until Thursday, November 16, 2023. The conference call will also be webcast live from the Company’s corporate website at investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco

El Pollo Loco (Nasdaq:LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 490 company-owned and franchised restaurants in Arizona, California, Nevada, Colorado, Texas, Utah, and Louisiana, El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include our 2023 outlook and statements regarding the expected results of our initiatives and our ability to capture opportunities and attract franchisees, as well as our ongoing business intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, sales levels, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties that could cause outcomes to differ materially from our expectations. These factors include, but are not limited to: global economic or other business conditions that may affect the desire or ability of our customers to purchase our products such as inflationary pressures, high unemployment levels, increases in gas prices, and declines in median income growth, consumer confidence and consumer discretionary spending; our ability to open new restaurants in new and existing markets, including difficulty in finding sites and in negotiating acceptable leases; our ability to compete successfully with other quick-service and fast casual restaurants; vulnerability to changes in political and economic conditions and consumer preferences; our ability to attract, develop, assimilate and retain employees; vulnerability to conditions in the greater Los Angeles area and to natural disasters given the geographic concentration and real estate intensive nature of our business; the impacts of the uncertainty regarding a potential resurgence of COVID-19 or another pandemic, epidemic or infectious disease outbreak on our company, our employees, our customers, our partners, our industry and the economy as a whole, as well as our franchisees’ ability to operate their individual restaurants without disruption; the possibility that we may continue to incur significant impairment of certain of our assets, in particular in our new markets; changes in food and supply costs, especially for chicken, labor, construction and utilities; social media and negative publicity, whether or not valid, and our ability to respond to and effectively manage the accelerated impact of social media; our ability to continue to expand our digital business, delivery orders and catering; and other risks set forth in our filings with the Securities and Exchange Commission from time to time, including under Item 1A, Risk Factors in our annual report on Form 10-K for the year ended December 28, 2022, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission, all of which are or will be available online at www.sec.gov.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures that are supplemental measures of the operating performance of our business and restaurants: System-wide sales, Restaurant contribution and restaurant contribution margin, EBITDA and adjusted EBITDA, and Adjusted net income. Our calculations of these non-GAAP financial measures may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants’ financial performance against our competitors’ performance. We believe these measures they provide useful information about our operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company’s financial condition and results of operation.

Additional information about these non-GAAP financial measures (System-wide sales, Restaurant contribution and restaurant contribution margin, EBITDA and adjusted EBITDA, and Adjusted net income) is provided under “Definitions of Non-GAAP and other Key Financial Measures” above. For a reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measure, see “Unaudited Reconciliation of System-Wide Sales to Company-Operated Restaurant Revenue and Total Revenue,” “Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA,” “Unaudited Reconciliation of Net Income to Adjusted Net Income” and “Unaudited Reconciliation of Income from Operations to Restaurant Contribution” in the accompanying financial tables at the end of this press release.

Investor Contact:

Jeff Priester

ICR

Investors@elpolloloco.com

Media Contact:

Carmen Hernandez

Edible

EPL.Media@Edible-Inc.com

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 27, 2023		September 28, 2022		September 27, 2023		September 28, 2022
	$	%	$	%	$	%	$	%
Revenue:
Company-operated restaurant revenue	$102,703	85.3	$103,174	86.0	$304,477	85.4	$303,585	85.7
Franchise revenue	10,255	8.5	9,543	8.0	30,046	8.4	28,862	8.2
Franchise advertising fee revenue	7,441	6.2	7,161	6.0	21,894	6.2	21,590	6.1
Total revenue	120,399	100.0	119,878	100.0	356,417	100.0	354,037	100.0
Cost of operations:
Food and paper cost (1)	27,552	26.8	30,163	29.2	82,928	27.2	89,586	29.5
Labor and related expenses (1)	33,092	32.2	33,279	32.3	96,910	31.8	98,966	32.6
Occupancy and other operating expenses (1)	27,289	26.6	26,920	26.1	77,751	25.5	76,597	25.2
Gain on recovery of insurance proceeds, lost profits, net (1)	—	—	—	—	(151)	(0.0)	—	—
Company restaurant expenses (1)	87,933	85.6	90,362	87.6	257,438	84.6	265,149	87.3
General and administrative expenses	9,144	7.6	9,855	8.2	31,451	8.8	29,488	8.3
Franchise expenses	9,583	8.0	9,027	7.5	28,107	7.9	27,315	7.7
Depreciation and amortization	3,946	3.3	3,530	2.9	11,277	3.2	10,745	3.0
Loss (gain) on disposal of assets	16	0.0	21	0.0	(34)	(0.0)	129	0.0
Gain on recovery of insurance proceeds, property, equipment and expenses	—	—	—	—	(242)	(0.1)	—	—
Gain on disposition of restaurants	(4,923)	(4.1)	—	—	(5,034)	(1.4)	—	—
Impairment and closed-store reserves	1,008	0.8	219	0.2	1,123	0.3	598	0.2
Total expenses	106,707	88.6	113,014	94.3	324,086	90.9	333,424	94.2

Income from operations	13,692	11.4	6,864	5.7	32,331	9.1	20,613	5.8
Interest expense, net	1,382	1.1	108	0.1	3,362	0.9	957	0.3
Income tax receivable agreement expense (income)	106	0.1	(29)	(0.1)	105	0.0	(345)	(0.1)
Income before provision for income taxes	12,204	10.2	6,785	5.7	28,864	8.2	20,001	5.6
Provision for income taxes	2,975	2.5	1,776	1.5	7,661	2.1	5,736	1.6
Net income	$9,229	7.7	$5,009	4.2	$21,203	6.1	$14,265	4.0
Net income per share:
Basic	$0.28		$0.14		$0.61		$0.39
Diluted	$0.28		$0.14		$0.60		$0.39
Weighted average shares used in computing net income per share:
Basic	33,412,674		36,402,899		35,026,731		36,329,938
Diluted	33,490,004		36,507,050		35,179,483		36,491,624

(1)	Percentages for line items relating to cost of operations and company restaurant expenses are calculated with company-operated restaurant revenue as the denominator. All other percentages use total revenue.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED SLECTED CONDENSED CONSOLIDATED BALANCE SHEETS AND SELECTED OPERATING DATA

(dollar amounts in thousands)

	As of
	September 27, 2023	December 28, 2022
Selected Balance Sheet Data:
Cash and cash equivalents	$13,815	$20,493
Total assets	593,028	597,218
Total debt	80,000	66,000
Total liabilities	334,356	316,070
Total stockholders’ equity	258,672	281,148

	Thirty-Nine Weeks Ended
	September 27, 2023	September 28, 2022
Selected Operating Data:
Company-operated restaurants at end of period	171	190
Franchised restaurants at end of period	321	297
Company-operated:
Comparable restaurant sales growth	0.5%	3.4%
Restaurants in the comparable base	181	184

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF SYSTEM-WIDE SALES TO COMPANY-OPERATED RESTAURANT REVENUE AND TOTAL REVENUE

(in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(Dollar amounts in thousands)	September 27, 2023	September 28, 2022	September 27, 2023	September 28, 2022
Company-operated restaurant revenue	$102,703	$103,174	$304,477	$303,585
Franchise revenue	10,255	9,543	30,046	28,862
Franchise advertising fee revenue	7,441	7,161	21,894	21,590
Total Revenue	120,399	119,878	356,417	354,037
Franchise revenue	(10,255)	(9,543)	(30,046)	(28,862)
Franchise advertising fee revenue	(7,441)	(7,161)	(21,894)	(21,590)
Sales from franchised restaurants	166,052	159,742	488,117	481,351
System-wide sales	$268,755	$262,916	$792,594	$784,936

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 27, 2023	September 28, 2022	September 27, 2023	September 28, 2022
Adjusted EBITDA:
Net income, as reported	$9,229	$5,009	$21,203	$14,265
Non-GAAP adjustments:
Provision for income taxes	2,975	1,776	7,661	5,736
Interest expense, net of interest income	1,382	108	3,362	957
Depreciation and amortization	3,946	3,530	11,277	10,745
EBITDA	$17,532	$10,423	$43,503	$31,703
Stock-based compensation expense (a)	926	1,009	2,514	2,806
Loss (gain) on disposal of assets (b)	16	21	(34)	129
Impairment and closed-store reserves (c)	1,008	219	1,123	598
Gain on disposition of restaurants (d)	(4,923)	—	(5,034)	—
Income tax receivable agreement expense (income) (e)	106	(29)	105	(345)
Securities class action legal expense (f)	—	(10)	2	443
Special dividend (g)	—	—	129	—
Legal settlements (h)	—	(541)	—	(541)
Special legal expenses (i)	—	350	299	350
Shareholder advisory fees (j)	293	—	293	—
Gain on recovery of insurance proceeds (k)	—	—	(394)	—
Severance (l)	—	—	1,055	—
Pre-opening costs (m)	39	131	227	280
Adjusted EBITDA	$14,997	$11,573	$43,788	$35,423

(a)	Includes non-cash, stock-based compensation.
(b)	Loss (gain) on disposal of assets includes the loss (gain) on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(c)	Includes costs related to impairment of long-lived and ROU assets and closing restaurants. During both the thirteen and thirty-nine weeks ended September 27, 2023, we recorded non-cash impairment charges of $1.0 million, primarily related to the carrying value of the ROU assets of one restaurant in California and the carrying value of the long-lived assets of one restaurant in Nevada. During the thirteen and thirty-nine weeks ended September 28, 2022, we recorded non-cash impairment charges of $0.1 million and $0.4 million, respectively, primarily related to the long-lived assets of one restaurant in California.

During both the thirteen and thirty-nine weeks ended September 27, 2023, we recognized $0.1 million of closed-store reserve expense related to the amortization of ROU assets, property taxes and CAM payments for our closed locations. During the thirteen and thirty-nine weeks ended September 28, 2022, we recognized $0.1 million and $0.2 million, respectively, of closed-store reserve expense related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

(d)	During the thirteen and thirty-nine weeks ended September 27, 2023, we completed the sale of 17 and 18 restaurants, respectively, within California, Utah and Texas to existing franchisees. During the thirteen and thirty-nine weeks ended September 27, 2023, these sales resulted in cash proceeds of $7.5 million and $7.7 million, respectively, and a net gain on sale of restaurant of $4.9 million and $5.0 million, respectively.
(e)	On July 30, 2014, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our NOLs and other tax attributes attributable to preceding periods. For the thirteen and thirty-nine weeks ended September 27, 2023 and September 28, 2022, income tax receivable agreement expense (income) consisted of the amortization of interest expense and changes in estimates for actual tax returns filed, related to our total expected TRA payments.
(f)	Consists of costs and recoveries related to the defense of securities lawsuits.
(g)	Consists of costs related to a special dividend declaration. On October 11, 2022, the Board of Directors declared a special dividend of $1.50 per share on the common stock of the Company. The special dividend was paid on November 9, 2022, to stockholders of record, including holders of restricted stock, at the close of business on October 24, 2022.

(h)	Includes $0.5 million received from legal settlements, net of legal expenses.
(i)	Consists of legal costs related to the share distribution that occurred on March 28, 2023.
(j)	Consists of advisory fees pertaining to a Shareholder Rights Agreement adopted in connection with a shareholder’s accumulation of a significant amount of shares of our common stock.
(k)	In September 2022, one of our restaurants incurred damage resulting from a fire. In 2022, we disposed of less than $0.1 million of assets related to the fire. The restaurant was reopened for business on October 27, 2022. In fiscal 2023, we incurred costs directly related to the fire of less than $0.1 million. We recognized gains of $0.2 million, related to the reimbursement of property and equipment and expenses incurred and $0.2 million related to the reimbursement of lost profits. The gain on recovery of insurance proceeds and reimbursement of lost profits, net of the related costs is included in the accompanying condensed consolidated statements of income, for fiscal 2023, as a reduction of company restaurant expenses. We received from the insurance company cash of $0.4 million, net of the insurance deductible, during fiscal 2023.
(l)	On April 13, 2023 we made the decision to eliminate and restructure certain positions in the organization, which resulted in one-time costs of approximately $1.1 million.
(m)	Pre-opening costs are a component of general and administrative expenses, and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(dollar amounts in thousands, except share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 27, 2023	September 28, 2022	September 27, 2023	September 28, 2022
Adjusted net income:
Net income, as reported	$9,229	$5,009	$21,203	$14,265
Provision for taxes, as reported	2,975	1,776	7,661	5,736
Income tax receivable agreement expense (income)	106	(29)	105	(345)
Loss (gain) on disposal of assets	16	21	(34)	129
Gain on disposition of restaurants	(4,923)	—	(5,034)	—
Impairment and closed-store reserves	1,008	219	1,123	598
Securities lawsuits related legal expenses	—	(10)	2	443
Legal settlements	—	(541)	—	(541)
Special dividend	—	—	129	—
Special legal expenses	—	350	299	350
Shareholder advisory fees	293	—	293	—
Severance	—	—	1,055	—
Gain on recovery of insurance proceeds	—	—	(394)	—
Provision for income taxes	(2,341)	(1,801)	(7,104)	(5,468)
Adjusted net income	$6,363	$4,994	$19,304	$15,167
Adjusted weighted-average share and per share data:
Adjusted net income per share
Basic	$0.19	$0.14	$0.55	$0.42
Diluted	$0.19	$0.14	$0.55	$0.42
Weighted-average shares used in computing adjusted net income per share
Basic	33,412,674	36,402,899	35,026,731	36,329,938
Diluted	33,490,004	36,507,050	35,179,483	36,491,624

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF INCOME FROM OPERATIONS TO RESTAURANT CONTRIBUTION

(dollar amounts in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 27, 2023	September 28, 2022	September 27, 2023	September 28, 2022
Restaurant contribution:
Income from operations	$13,692	$6,864	$32,331	$20,613
Add (less):
General and administrative expenses	9,144	9,855	31,451	29,488
Franchise expenses	9,583	9,027	28,107	27,315
Depreciation and amortization	3,946	3,530	11,277	10,745
Loss (gain) on disposal of assets	16	21	(34)	129
Gain on recovery of insurance proceeds, property, equipment and expenses	—	—	(242)	—
Franchise revenue	(10,255)	(9,543)	(30,046)	(28,862)
Franchise advertising fee revenue	(7,441)	(7,161)	(21,894)	(21,590)
Impairment and closed-store reserves	1,008	219	1,123	598
Gain on disposition of restaurants	(4,923)	—	(5,034)	—
Restaurant contribution	$14,770	$12,812	$47,039	$38,436

Company-operated restaurant revenue:
Total revenue	$120,399	$119,878	$356,417	$354,037
Less:
Franchise revenue	(10,255)	(9,543)	(30,046)	(28,862)
Franchise advertising fee revenue	(7,441)	(7,161)	(21,894)	(21,590)
Company-operated restaurant revenue	$102,703	$103,174	$304,477	$303,585

Restaurant contribution margin (%)	14.4%	12.4%	15.4%	12.7%